Exhibit 99.1

Esterline 3Q EPS $.33 from Continuing OPS; Earnings $7.0 Million on $150.6 Million Sales

    BELLEVUE, Wash.--(BUSINESS WIRE)--Sept. 2, 2004--Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2004 third quarter (ended July 30) income from continuing operations of $7.0 million, or $.33 per diluted share, on $150.6 million sales. Comparable earnings a year ago were $8.4 million, or $.40 per diluted share, including a foreign currency gain of approximately $2.0 million net of tax, or $.09 per share, on sales of $140.5 million.
    Robert W. Cremin, Esterline CEO said that he continues to be encouraged by steady improvements in commercial aerospace markets. "Increases in the world airlines' scheduled available seat miles, departures, and flight hours are having a positive impact on our business," Cremin said.
    Esterline's defense business also remains solid. Revenue activity in the company's combustibles and countermeasure operations was particularly strong; however, Cremin advised that the product mix was skewed toward lower margin components.
    Cremin further indicated that expenses and production inefficiencies associated with acquisition integration activity also impacted the quarter. He noted that, "...in connection with a previous acquisition, we closed two plants in our Avionics & Controls segment during the quarter, and moved the operations into a single new facility. The new plant will enhance operating efficiencies going forward, but due to zoning and other similar regulatory issues, the move took longer and proved more disruptive than first anticipated."
    Responding to the practicality of offsetting these third quarter events by fiscal year end, Cremin said the company is reducing its full-year guidance to the range of $1.40 to $1.50 from its previous guidance of $1.50 to $1.60. Cremin emphasized, though, that fundamentally nothing has changed. "These kinds of timing issues have their way of smoothing themselves out in a few quarters," he said. "Our solid backlog and order book are good indicators that longer term we remain firmly on track. Orders received in the third quarter totaled $151.9 million compared with $147.4 million a year ago. Year-to-date orders are up 5% to $463.7 million from $441.5 million a year ago. Backlog at July 30, 2004, was $331.1 million compared with $321.2 million at the end of the prior year period, and $329.9 million at the end of last quarter.
    Year-to-date income from continuing operations was $18.1 million, or $.84 per diluted share, on sales of $433.4 million. The results include a previously reported first quarter $1.9 million tax benefit and a $2.9 million after-tax severance expense. For the first nine months of fiscal 2003, income from continuing operations was $20.3 million, or $.97 per share, including the previously noted $.09 per share foreign currency gain, on sales of $402.1 million.
    The company also reported $0.6 million in net income, or $.03 per diluted share, in the third quarter from a discontinued operation, W.
A. Whitney. In July 2002, Esterline discontinued its Automation segment to focus on its core aerospace/defense business. On Tuesday, August 31, Esterline signed a definitive agreement for the sale of the Whitney operation. An after-tax gain of approximately $6 million is expected to be recorded in the fourth quarter.
    Including discontinued operations, the company reported net earnings in the third quarter of fiscal 2004 of $7.6 million, or $.36 per diluted share, compared with $8.4 million, or $.40 per diluted share, in the prior year period. Year-to-date net earnings were $19.4 million, or $.90 per diluted share, compared with $14.5 million, or $.69 per diluted share, in the prior-year period. The year-ago period included a loss from discontinued operations of $5.8 million, or ($.28) per diluted share and the previously noted foreign currency gain.
    Subsequent to the quarter close, Esterline finalized the acquisition of Leach Holding Corporation for approximately $145 million in cash. Leach is a leading producer of high-performance electromechanical relays, solid-state switching devices and advanced power distribution assemblies primarily for aerospace applications. The transaction brings more than 1,000 new employees to Esterline and is expected to add nearly $120 million to Esterline's current annualized revenue base of $600 million. Cremin noted that, "...following a reasonable period of integration, the Leach business is expected to contribute significant positive results."

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 31, 2003.




ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
In thousands, except per share amounts

                        Three months ended        Nine months ended
                       July 30,    August 1,     July 30,    August 1,
                        2004         2003         2004         2003
                     ----------  -----------  -----------  -----------
Segment Sales
   Avionics &
    Controls        $   48,705  $    49,596  $   147,313  $   147,729
   Sensors &
    Systems             44,919       39,500      125,967      102,465
   Advanced
    Materials           56,931       51,340      159,739      151,525
    Other                   59           82          387          409
                     ----------  -----------  -----------  -----------
Net Sales              150,614      140,518      433,406      402,128

Cost of Sales          103,469       94,812      295,955      277,179
                     ----------  -----------  -----------  -----------
                        47,145       45,706      137,451      124,949
Expenses
   Selling, general and
    administrative      26,758       26,056       84,318       77,704
   Research,
    development and
      engineering        6,464        6,185       18,822       14,342
                     ----------  -----------  -----------  -----------
   Total Expenses       33,222       32,241      103,140       92,046
                     ----------  -----------  -----------  -----------

Operating Earnings
 from Continuing
  Operations            13,923       13,465       34,311       32,903

 Loss on sale of
  product line              --          929           --           66
 Gain on
  derivative
   financial
    instruments             --       (2,696)          --       (2,622)
 Other (income)
  expense                    1           64         (574)          62
 Interest income          (450)        (299)      (1,047)        (565)
 Interest expense        4,410        3,887       12,867        7,388
                     ----------  -----------  -----------  -----------
Other Expense, Net       3,961        1,885       11,246        4,329
                     ----------  -----------  -----------  -----------

Income from Continuing
 Operations
  Before Income
   Taxes                 9,962       11,580       23,065       28,574
Income Tax Expense       2,939        3,136        4,924        8,245
                     ----------  -----------  -----------  -----------

Income from Continuing
 Operations              7,023        8,444       18,141       20,329

Income (Loss) from
 Discontinued
  Operations, Net of
   Tax                     626           --        1,298       (5,808)
                     ----------  -----------  -----------  -----------


Net Earnings        $    7,649  $     8,444  $    19,439  $    14,521
                     ==========  ===========  ===========  ===========

Earnings (Loss) Per
 Share--Basic:
   Continuing
    operations      $      .33  $       .40  $       .86  $       .97
   Discontinued
    operations             .03           --          .06         (.27)
                     ----------  -----------  -----------  -----------

Earnings Per
 Share--Basic       $      .36  $       .40  $       .92  $       .70
                     ==========  ===========  ===========  ===========

Earnings (Loss) Per
 Share--Diluted:
   Continuing
    operations      $      .33  $       .40  $       .84  $       .97
   Discontinued
    operations             .03           --          .06         (.28)
                     ----------  -----------  -----------  -----------

Earnings Per
 Share--Diluted     $      .36  $       .40  $       .90  $       .69
                     ==========  ===========  ===========  ===========

Weighted Average
 Number of Shares
  Outstanding--Basic    21,202       20,976       21,156       20,857

Weighted Average
 Number of Shares
  Outstanding--
   Diluted              21,535       21,136       21,489       21,058


Consolidated Balance Sheet
--------------------------
In thousands                                     July 30,    August 1,
                                                   2004        2003
                                               ----------  -----------
Assets
Current Assets
   Cash and cash equivalents                  $  130,847  $   120,522
   Cash in escrow                                  1,008        4,598
   Accounts receivable, net                       95,821       85,534
   Inventories                                    85,998       83,676
   Income tax refundable                           3,640        4,806
   Deferred income tax benefits                   15,477       17,003
   Prepaid expenses                                7,842        6,107
                                               ----------  -----------
       Total Current Assets                      340,633      322,246

Property, Plant and Equipment, Net               120,962      115,174


Other Non-Current Assets
   Goodwill                                      191,768      183,283
   Intangibles, net                              114,159      115,997
   Debt issuance costs, net                        5,987        7,350
   Other assets                                   22,731       24,242
                                               ----------  -----------
                                              $  796,240  $   768,292
                                               ==========  ===========

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                           $   24,567  $    20,902
   Accrued liabilities                            66,064       68,380
   Credit facilities                               2,727        2,630
   Current maturities of long-term debt              432       30,403
   Federal and foreign income taxes                  875          865
                                               ----------  -----------
       Total Current Liabilities                  94,665      123,180

Long-Term Liabilities
   Long-term debt, net of current maturities     246,936      247,173
   Deferred income taxes                          26,547       20,669

Net Liabilities of Discontinued Operations         2,818           32

Shareholders' Equity                             425,274      377,238
                                               ----------  -----------
                                              $  796,240  $   768,292
                                               ==========  ===========

    CONTACT: Esterline Corporation
             Brian Keogh, 425-453-9400